EXHIBIT 10.1

GLOBALOPTIONS GROUP, INC.
75 Rockefeller Plaza  27th Floor
New York, NY  10019

May 13, 2010

Harvey W. Schiller, Chairman & CEO
GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, NY  10019

Re:
Your Employment Agreement dated January 29, 2004, Assignment dated June 2005, amendment December 19, 2006 (the “December 19, 2006 Amendment”), and the amendment August 13, 2009 (collectively the “Agreement” capitalized terms used herein without definition have the meanings specified in the Agreement)

Dear Harvey:

This letter is to modify and clarify the Agreement, effective as of the date written above.  Accordingly, the following modifications and clarifications are made to the Agreement:

1.
The parties hereby acknowledge that the current term of your employment was extended to January 31, 2012 by the operative provisions contained in Section 1 of the Agreement, subject to earlier termination, amendments or automatic extension as contemplated therein.  Accordingly, Section 1 is amended and restated as follows:

 “The Company hereby agrees to continue to employ the Employee as its Chairman and Chief Executive Officer and the Employee hereby accepts such continued employment with the Company, upon the terms set forth in this Agreement. The Company has determined to examine the sale of a portion of its assets and in doing so may require Employee to refocus his responsibilities with the Company to accomplish such. The Company and the Employee agree, that in the event the Company sells substantially all of its assets (further defined herein), Employee will not elect to terminate this Agreement under Section 8B(x) and thereafter will continue his employment and devote the necessary working time and efforts, but less then substantial working time and efforts, to the business of the Company, and the Company accepts and supports your participation in the non-Company activities, as set forth in Exhibit A attached hereto, as well as future non-competitive activities. The Term of this Agreement shall continue until one year from the date the Company closes upon a sale of substantially all of the assets of the Company, as defined in Section 10 of this Agreement. For purposes of this Agreement and this Section 1, substantially all of the assets of Company shall mean upon the Company selling and closing assets (including the stock of a subsidiary) that constitutes a sale and closing of two of its four divisions, and the sale of one or more of such two divisions requires the approval of the Company’s shareholders (the “ Sales Event”). The Company has the option to continue the Term beyond the one year term from the date of the Sales Event, on a month to month basis, under the same terms and conditions.

2.	Section 2 shall be continued as in the previous year by modifying Section 2 as follows:

Salary.  Effective as of February 1, 2009 and for the period until the Sales Event, the Company shall pay the Employee a base salary per annum of $425,000 (as it may be increased (but not decreased) in the discretion of the Compensation Committee, “Base Salary”) and all executive officer benefits. For the one year period after the Sales Event, the Employee’s base salary shall be $180,000 and all executive officer benefits, including New York living expenses and commuting expenses. If the Company elects to extend the term beyond the one year period, the base salary shall be $20,000 per month and all executive officer benefits, including commuting expenses.

3.	The bonus program described in Section 3 shall continue consistent with past practice and is amended and restated as follows:

Annual Bonus.  Starting January 1, 2007, the Employee shall be eligible for a performance bonus payable 50% in cash and 50% in vested restricted stock established from the 2007-2009 Annual Incentive Plan (or in future years, based upon a substantially similar plan), based upon the mutually agreed to goals between you and the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The performance bonus and payment for 2007 – 2010 shall be based upon achieving certain goals as set forth in Exhibit 1 to the December 19, 2006 Amendment (as modified by the Compensation Committee pursuant to its meeting on April 8, 2008, Exhibit A) (“December 19, 2006 Amendment”) and for purposes of calendar years 2009 and 2010, those goals, including the Targeted Performance Bonus-Annual, set forth for year 2008 in Exhibit 1 shall be applied for said years 2009 and 2010.  In the event there is a Sales Event, the Bonuses shall be applied to the date of the Sales Event and paid within thirty (30) days of the Sales Event to which the bonus relates. This Section shall not be applicable subsequent to the date of the Sales Event.

4.	Section 3.B. of the Agreement shall be continued as in previous years by adding the following sentences to the end of Section 3.B.:

In the event there is a Sales Event, the Bonuses shall be applied to the date of the Sales Event and paid within thirty (30) days of the Sales Event to which the bonus relates. This Section shall not be applicable subsequent to the date of the Sales Event.

5.	Section 10B.amended by adding the following sentences, as follows:

The Company agrees upon a Sales Event and notwithstanding the Employee continuing his employment with the Company as set forth in Section 1 of this Agreement, it will within ten days of the Sales Event, deposit negotiable funds that would have been required herein if the Employee terminated his employment under this Section 10B (from the date of the Sales Event until January 31, 2012, the remaining Term of this Agreement prior to this Amendment) including such additional amount as equals the gross up payment (described in Section 24 of this Agreement)  into a “rabbi trust.” The payments from the Trust Arrangement shall be pursuant to this Section 10B.

6.	Section 18 shall be modified and restated as follows:

Professional Fees.  The Company agrees to pay in one lump sum your personal accounting and legal fees relating to the review of this Agreement, and upon the execution of the Letter Amendment dated May  , 2010 up to a maximum of $10,000 on an after tax basis.

Except as hereby amended, the Agreement and all of its terms and conditions shall remain in full force and effect and are hereby confirmed and ratified. All references to the Agreement shall be deemed references to the Agreement as amended and clarified hereby.  This amendment shall be governed and construed under the laws of the District of Columbia.

Please sign below to acknowledge your agreement to and acceptance of this amendment to the Agreement.

Sincerely,

/s/ John Oswald
John Oswald
Chairman – Compensation Committee

Agreed to:

/s/ Harvey Schiller
Harvey Schiller

Date: May 13, 2010